Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AND
NON-COMPETITION AGREEMENT

This First Amendment is made on the 14th day of April 2011, by and between GEORGE R. JENSEN, JR. ("Jensen"), and USA TECHNOLOGIES, INC., a Pennsylvania corporation ("USA").

Background

USA and Jensen entered into an Amended and Restated Employment and Non-Competition Agreement dated September 29, 2009 (the "Employment Agreement"). As more fully set forth herein, the parties desire to amend the Employment Agreement in certain respects.
Agreement

NOW, THEREFORE, in consideration of the covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.             Amendments.

A. Subsection A. of SECTION 1. Employment of the Employment Agreement is hereby deleted and the following new Subsection A. substituted in its place:

A.           USA shall employ Jensen as Chairman and Chief Executive Officer commencing on the date hereof and continuing through June 30, 2014 (the "Employment Period"), and Jensen hereby accepts such employment. Unless terminated by either party hereto upon at least 90-days notice prior to the end of the original Employment Period ending June 30, 2014, or prior to the end of any one year extension of the Employment Period, the Employment Period shall not be terminated and shall automatically continue in full force and effect for consecutive one year periods.

B.           Subsection E. of SECTION 2. Compensation and Benefits of the Employment Agreement is hereby deleted and the following new Subsection E. substituted in its place:

E.           On the date of the execution and delivery by each of USA and Jensen of this First Amendment, USA shall issue to Jensen 125,000 shares of Common Stock in recognition of Jensen’s dedicated and valuable service to USA and extending the term of his Employment Agreement. These shares shall be vested 1/3 upon signing, 1/3 after one year and 1/3 after two years. The shares shall be issued pursuant to USA’s 2010 Stock Incentive Plan and shall be registered under the Securities Act of 1933, as amended, pursuant to a Form S-8 Registration Statement.

Jensen acknowledges that the issuance of the shares will represent taxable income to him and that he (and not USA) shall be responsible for the payment of any and all income or other taxes (including any withholding tax obligations of USA) attributable to the issuance of the shares. Not later than the business day following the date on which the shares are included in the taxable income of Jensen, Jensen shall satisfy USA’s withholding tax obligations in connection with such shares by either (a) the delivery by Jensen to USA of a cash payment equal to the amount of the withholding tax obligations, or (b) the assignment and transfer by Jensen to USA of that number of shares of Common Stock (which may consist of the vested shares issued hereunder as a bonus to Jensen or any other shares of Common Stock owned by Jensen) having a value equal to the withholding tax obligations required to be withheld by law, or (c) such other payment method that shall be satisfactory to USA.

C.            SECTION 5.        Termination of the Employment Agreement is hereby deleted and the following new Section 5 substituted in its place:

SECTION 5.          Termination.       In addition to the notice of non-renewal of the Employment Period referred to in Section 1.A hereof and as provided in Section 13.B, Jensen’s employment with USA may be terminated as follows:

A.            Voluntary Termination Without Good Reason. Jensen may voluntarily terminate Jensen’s employment hereunder without Good Reason (as defined below) at any time during the Employment Period effective as of the end of the 90-day period beginning on the date Jensen provides USA with a signed, written notice of Jensen’s termination; provided, in its sole discretion (i) USA may accept such resignation effective as of an earlier date in lieu of waiting for passage of the 90-day notice period, or (ii) during all or any part of the 90-day notice period, USA may retain Jensen as an employee but modify, reduce or eliminate Jensen’s duties hereunder. If Jensen voluntarily terminates Jensen’s employment hereunder without Good Reason, USA will pay to Jensen only (i) Jensen’s annual base salary earned through the date of termination, (ii) all bonuses earned and vested on or before the date of termination, and (iii) any benefits or compensation provided under the terms of any benefit plan or other provisions of this Agreement.

B.            Voluntary Termination With Good Reason.

(i)           Jensen may voluntarily terminate Jensen’s employment hereunder with Good Reason (as defined below) at any time during the Employment Period,  effective as of the end of the 90-day period beginning on the date Jensen provides USA with a signed, written notice of Jensen’s termination; provided, in its sole discretion (A) USA may accept such resignation effective as of an earlier date in lieu of waiting for passage of the 90-day notice period, or (B) during all or any part of the 90-day notice period, USA may retain Jensen as an employee but modify, reduce or eliminate Jensen’s duties hereunder.

(ii)           If Jensen voluntarily terminates Jensen’s employment hereunder with Good Reason at any time during the Employment Period, Jensen will be entitled to receive the following compensation and benefits:

(a) On or before the termination of Jensen’s employment, USA shall pay to Jensen a lump sum equal to two years of his base salary at the time of the termination date;

(b) all bonuses earned or vested on or before the date of termination;

(c) all restricted stock awards and stock options shall become immediately vested on the date of termination; provided, however, that the foregoing shall not apply to the Jensen Stock issuable to Jensen pursuant to Section 3 hereof;

(d) any benefits or compensation provided under the terms of any benefit plan or other provisions of this Agreement; and

(e)  During the two year period following the date of termination,  USA shall arrange at its cost to provide Jensen with health, life and disability benefits substantially similar to those which Jensen is receiving immediately prior to the date of termination. Benefits otherwise receivable by Jensen pursuant to this subsection shall be reduced to the extent comparable benefits are actually received by or made available to Jensen without cost during such period following Jensen’s termination of employment (and any such benefits actually received by Jensen shall be reported to USA by Jensen).

(iii)           For purposes of this Agreement, “Good Reason” means any of the following conditions, which remains uncured after the expiration of 30 days following the delivery of written notice of such condition to USA by Jensen, with respect to which Jensen terminates employment within 120 days after the initial existence of the condition: (A) a material breach of the terms of this Agreement by USA; (B) the assignment by USA to Jensen of duties in any way materially inconsistent with Jensen’s authorities, duties, responsibilities, and status, as Chief Executive Officer of USA, or a material reduction or alteration in the nature or status of Jensen’s authority, duties, or responsibilities; provided, however, that a material reduction or alteration referred to in this subsection (B) shall not include any change or reduction in Jensen’s authorities, duties or responsibilities resulting solely from USA becoming a private company or a subsidiary or division of another company; (C) USA reduces Jensen’s annual base salary; (D) any reduction by USA in the kind or level of employee benefits to which Jensen is entitled immediately prior to such reduction with the result that Jensen’s overall benefit package is significantly reduced unless such failure to continue a plan, policy, practice or arrangement pertains to all plan participants generally; or (E) requiring Jensen to be based at a location in excess of 50 miles from Jensen’s current residence.

(iv)           As a condition to Jensen receiving or continuing to receive any of the payments or benefits provided under this subsection B, Jensen shall have executed and delivered  to USA (and not revoked) a release of any and all claims, suits, or causes of action against USA and its affiliates in form reasonably acceptable to USA.

C.            Termination Without Cause.

(i) USA, in its sole discretion, may terminate Jensen’s employment hereunder without Cause (as defined below), at any time by giving Jensen at least 30 days’ (and not more than 90 days’) prior written notice of USA’s intent to terminate Jensen’s employment as of a specified date; provided, during all or any part of the remaining Employment Period, USA, in its sole discretion, may modify, reduce or eliminate Jensen’s duties hereunder.

(ii) If USA terminates Jensen’s employment hereunder without Cause at any time during the Employment Period, Jensen will be entitled to receive the following compensation and benefits:

(a) On or before the termination of Jensen’s employment, USA shall pay to Jensen a lump sum equal to two years of his base salary at the time of the termination date;

(b) all bonuses earned or vested on or before the date of termination;

(c) All restricted stock awards or stock options shall become immediately vested on the date of termination; provided, however, that the foregoing shall not apply to the Jensen Stock issuable to Jensen pursuant to Section 3 hereof;

(d) any other benefit or compensation provided under the terms of any benefit plan or other provisions of this Agreement; and

(e) During the two year period following the date of termination,  USA shall arrange at its cost to provide Jensen with health, life and disability benefits substantially similar to those which Jensen is receiving immediately prior to the date of termination. Benefits otherwise receivable by Jensen pursuant to this subsection shall be reduced to the extent comparable benefits are actually received by or made available to Jensen without cost during such period following Jensen’s termination of employment (and any such benefits actually received by Jensen shall be reported to USA by Jensen).

D.           Termination With Cause.

(i)           USA may immediately terminate Jensen’s employment hereunder for Cause (as defined below) at any time during the Employment Period upon delivery of written notice to Jensen.

(ii)           If USA terminates Jensen’s employment hereunder with Cause at any time during the Employment Period, Jensen will only be entitled to receive the following compensation and benefits:

(a) On or before the termination of Jensen’s employment, USA shall pay Jensen his base salary through the date of termination;

(b) all bonuses earned or vested on or before the date of termination;

(c) any other benefit or compensation provided under the terms of any benefit plan or other provisions of this Agreement; and

(d) During the ninety (90) day period following the date of termination, USA shall arrange at its cost to provide Jensen with health, life and disability benefits substantially similar to those which Jensen is receiving immediately prior to the date of termination. Benefits otherwise receivable by Jensen pursuant to this subsection shall be reduced to the extent comparable benefits are actually received by or made available to Jensen without cost during such period following Jensen’s termination of employment (and any such benefits actually received by Jensen shall be reported to USA by Jensen).

(iii) For purposes of this Agreement, “Cause” means any of the following have occurred or exist as determined by the USA Board of Directors (or its designee): (A) Jensen’s fraud, gross malfeasance, or willful misconduct, with respect to USA’s business; (B) any material breach by Jensen of this Agreement, which breach is not cured (if curable) by Jensen within thirty (30) days after written notice of such breach is delivered to Jensen by USA; (C) any willful violation by Jensen of any law, rule or regulation, which violation results or could reasonably be expected to result, in material harm to the business or reputation of USA; (D) conviction of or the entry of a guilty plea or plea of no contest to any felony or to any other crime involving moral turpitude; or (E) any intentional misapplication by Jensen of USA’s funds, or any material act of dishonesty committed by Jensen.

E.             Termination Due to Death or Disability.

(i) Jensen’s employment with USA will end upon Jensen’s death. Upon Jensen’s death, his designated beneficiary shall be entitled to receive the proceeds of the life insurance policy paid for by USA that is referred to in Section 2.F, and USA will pay to Jensen’s personal representative only (A) Jensen’s annual base salary earned through the date of death, (B) all bonuses earned and vested on or before the date of death, and (C) any benefit or compensation provided under the terms of any benefit plan or other provisions of this Agreement.

(ii) If Jensen becomes disabled during the Employment Period, USA may terminate Jensen’s employment under this Agreement upon giving Jensen or Jensen’s legal representative written notice at least 30 days before the termination date. For purposes of this Agreement, and subject to any applicable waiting period, “disabled” means if Jensen is deemed disabled for purposes of the supplemental long-term disability policy obtained and paid for by USA which is referred to Section 2.G. If Jensen’s employment hereunder is terminated due to Jensen’s disability, USA will pay to Jensen or his personal representative only (A) Jensen’s annual base salary earned through the date of termination, (B) all bonuses earned and vested on or before the date of termination, and (C) any benefit or compensation provided under the terms of any benefit plan or other provisions of this Agreement.

F.           In addition to any other terms or conditions that survive the termination of Jensen’s employment with USA, all of the terms and conditions of Section 6, 7 and 8 shall survive the termination of Jensen’s employment with USA for any reason whatsoever, including under this Section 5.

G.           Except as specifically provided otherwise herein, Jensen shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of such payment be reduced by reason of compensation or other income Jensen receives for services rendered after Jensen’s termination of employment with USA.

H.           In the event Jensen is terminated for any reason whatsoever other than for Cause, USA, at its expense, shall provide one year of professional outplacement services which are customary for an executive of Jensen’s stature through and at the facilities of an outplacement firm.

2.           Modification.  Except as otherwise specifically set forth in Paragraph 1, the Employment Agreement shall not be amended or modified in any respect whatsoever and shall continue in full force and effect.

3.           Effective Time.  The amendments to the Employment Agreement made in Paragraph 1 hereof shall be effective from and after the date hereof.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment on the day and year first above written.

/s/ George R. Jensen, Jr. GEORGE R. JENSEN, JR.

USA TECHNOLOGIES, INC.

By:	/s/ Stephen P. Herbert
Stephen P. Herbert, President